CHEMBIO UPDATES 2011 FIOCRUZ REVENUE OUTLOOK

MEDFORD, N.Y (June 22, 2011) – Chembio Diagnostics, Inc. (OTC.QB: CEMI), which develops, manufactures, markets and licenses point-of-care diagnostic tests, is providing an update on the revenues anticipated from the Oswaldo Cruz Foundation, (“FIOCRUZ”) during the remainder of 2011.  As reported by Chembio on May 5, 2011, the Company had received orders for all four of the products approved thus far pursuant to its agreements with FIOCRUZ and that it would provide an update of its anticipated shipments to FIOCRUZ when possible.

Recently FIOCRUZ informed Chembio of the schedule it has established with Brazil’s Ministry of Health for the introduction of these products. Based on that schedule and the corresponding requested delivery dates Chembio has received from FIOCRUZ, the Company currently anticipates that it will realize at least $3 million in Net Sales with respect to these products during the balance of 2011, including at least $600,000 in the current quarter. The Company may update this information from time to time, for example when the Company files its quarterly financial reports.

During 2008 and 2010 Chembio entered into five agreements with FIOCRUZ for five DPP® products which  Chembio had developed or would develop and which FIOCRUZ and the Ministry of Health of Brazil believe would be essential to better serve the needs of the public health sector in Brazil.  During 2010 and 2011 year to date, FIOCRUZ has received regulatory approval (ANVISA & MAPA) for distributing four of the five products under these agreements, a fifth approval is pending.

A recent news clip featuring the DPP® HIV 1&2 Confirmatory test being launched by FIOCRUZ can be viewed at http://www.band.com.br/jornaldaband/conteudo.asp?ID=100000439673 .

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $7 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc., formerly known as Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, and actual results may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions, and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Company: Contact:
Susan Norcott 631-924-1135 x125 or snorcott@chembio.com

Investor & Public Relations
The Investor Relations Group
212-825-3210
James Carbonara JCarbonara@investorrelationsgroup.com